Exhibit 99.1

U.S. Well Services, LLC Announces the Appointment of Shane J. Guidry to Board of Managers

Houston, TX, December 13, 2012 - U.S. Well Services, LLC (“USWS” or the “Company”) announced today the appointment of Shane J. Guidry as a member of the Board of Managers (the “Board”) effective December 10, 2012.
ORB Investments, LLC (“ORB”) appointed Mr. Guidry as a member of the Board of USWS, pursuant to the terms of the Company's Amended and Restated Limited Liability Company Agreement, whereby ORB has the right to appoint all of the members of the Board, except that one of the members of the Board is also required to be the Company's Chief Executive Officer.
Mr. Guidry, age 42 is the Chairman and Chief Executive Officer of Harvey Gulf Marine, Inc. (“Harvey”), having held the position of Chief Executive Officer of Harvey since 1997. Mr. Guidry has worked in various positions at Harvey since his graduation from De La Salle High School in New Orleans, Louisiana in 1988, and operated in many functions including business development, client management, vessel design, and overseeing Harvey's vessel safety inspections, vessel maintenance and repair and Harvey's sales and marketing division. In August 2008, Mr. Guidry and certain other investors acquired Harvey from the Guidry family.

About U.S. Well Services, LLC
U.S. Well Services, LLC is a Houston, Texas based oilfield services provider of well stimulation services to the upstream oil and gas industry. We currently perform services in the Marcellus and Utica shale regions in Ohio, West Virginia and Pennsylvania under contract and on the spot market.
Additional information on U.S. Well Services, LLC is available on the Company's website at www.uswellservices.com.